Mr. John H. Scribante

Dear John:

As a follow-up to our previous conversation, we have mutually agreed to modify your executive employment and severance agreement dated March 18, 2008 as follows:

Title:	President, Orion Technology Ventures (“OTV”)

Direct Report:	Neal Verfuerth

Base Salary:	Unchanged

Bonus Incentives:	Unchanged (refer to the Executive Fiscal Year 2010 Annual Cash Incentive Program).

Equity Incentives:	Subject to Orion’s stock options policy, other provisions and conditions under Orion’s 2004 Stock and Incentive Awards Plan and entry into the Stock Option Award Agreement accompanying this letter, subject to Compensation Committee approval, you will be granted an option to purchase 250,000 shares of common stock, which will vest as follows over the ten-year term of the option, provided that you are still employed by Orion when the specified condition is met:

•	50,000 option shares will vest if the average closing price per share of Orion’s common stock over five consecutive trading days equals or exceeds $4.00.

•	50,000 option shares will vest if the average closing price per share of Orion’s common stock over five consecutive trading days equals or exceeds $5.00.

•	50,000 option shares will vest if the average closing price per share of Orion’s common stock over five consecutive trading days equals or exceeds $6.00.

•	50,000 option shares will vest if the average closing price per share of Orion’s common stock over five consecutive trading days equals or exceeds $7.00.

•	50,000 option shares will vest if the average closing price per share of Orion’s common stock over five consecutive trading days equals or exceeds $8.00.

Subject to Compensation Committee approval, the grant date will be September 1, 2009. The per share exercise price of the stock option will equal the closing Nasdaq sale price of the common stock on such grant date.

Term:	The initial term of your executive employment and severance agreement will be unchanged.

Vacation:	Two weeks between August 17, 2009 and March 31, 2010.

Four weeks annually beginning April 1, 2010, subject to advance coordination with the approval of Orion’s CEO.

Location:	Your primary office will be at our Plymouth facilities, and you will have access to an office when needed in Manitowoc.

Office space will be provided for Heather Geiger and Ryan Holl in both locations.

Travel:	Commercial travel and access to use of company aircraft for business travel under the company policies generally applicable to corporate travel.

Other:	•	Calendar and email will be restricted.

•	OTV division will be established

•	OTV will use Navision CRM and Ballistix MIS to track all activity.

•	All questions related to OTV activity will be addressed with you through Neal Verfuerth or Jim Kackley.

•	Staff for OTV will initially include Heather Geiger and Ryan Holl, with others as budgeted.

•	You will not sell any of your currently held shares of Orion common stock, or shares acquired upon stock option exercise, until at least March 31, 2010.

Effective Date:	This amendment will be effective as of the date below.

Please acknowledge your understanding and acceptance of this letter amending your executive employment and severance agreement, by signing, dating and returning this letter. Except as otherwise specified in this letter, your existing employment arrangements are not affected by this letter and by signing this letter you agree that your executive employment and severance agreement, as modified hereby, will continue in full force and effect, that no event described in the definition of “Good Reason” in your executive employment and severance agreement has occurred and that all terms and conditions of your employment and severance agreement have been fully complied with and that you do not have any outstanding claims thereunder. Should you have any questions, please feel free to give me a call.

Best regards,

ORION ENERGY SYSTEMS, INC.	Accepted and Agreed:
By: /s/ Neal R. Verfuerth	/s/ John H. Scribante
Neal R. Verfuerth	John H. Scribante
CEO
Date: August 27, 2009